EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of GSI Group Inc. for the registration of its debt securities and common shares and to the incorporation by reference therein of our reports dated March 14, 2012, with respect to the consolidated financial statements of GSI Group Inc., and the effectiveness of internal control over financial reporting of GSI Group Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 14, 2012